Exhibit (k)(6)

With effect from and after September 5, 2017, this Paragraph 13 of the Credit Support Annex amends and restates the prior Paragraph 13 of the Credit Support Annex dated as of January 19, 2016 (the “Original Paragraph 13”), which Original Paragraph 13 (with respect to the period from and after September 5, 2017) is hereby superseded and shall be of no further force or effect.

Paragraph 13. Elections and Variables

(a) Security Interest for “Obligations”. The term “Obligations” shall have the meaning set forth in Paragraph 12.

(b) Credit Support Obligations.

(i) Delivery Amount, Return Amount and Credit Support Amount; Addition to Paragraph 3.

(A) “Delivery Amount” has the meaning set forth in Paragraph 3(a).

(B) “Return Amount” has the meaning set forth in Paragraph 3(b).

(C) “Credit Support Amount” means for any Valuation Date (i) the Secured Party’s Exposure for that Valuation Date plus (ii) the aggregate of all Independent Amounts applicable to the Pledgor, if any, minus (iii) the aggregate of all Independent Amounts applicable to the Secured Party, if any, minus (iv) the Pledgor’s Threshold, if any; provided, however, that (x) in the case where the sum of all Independent Amounts applicable to the Pledgor exceeds zero, the Credit Support Amount will not be less than the sum of all Independent Amounts applicable to the Pledgor and (y) in all other cases, the Credit Support Amount will be deemed to be zero whenever the calculation of the Credit Support Amount yields an amount less than zero.

Solely for purposes of calculating the Credit Support Amount for any Valuation Date, the amount referred to in clause (ii) of the foregoing definition of “Credit Support Amount” will be increased by the excess, if any, of (x) the aggregate of all Supplemental Independent Amounts applicable to the Pledgor, if any, over (y) the greater of (1) zero and (2) the Secured Party’s Exposure for that Valuation Date.

(D) Delivery of Independent Amounts. Notwithstanding anything herein to the contrary (including without limitation the provisions of Paragraph 3), with regard to Transfers of Independent Amounts, the relevant Transfer shall be made in full by the close of business on the Local Business Day following the Trade Date (or, in the case of the Subject Confirmation, the Obligation Trade Date) of the applicable Transaction.

(ii) Eligible Collateral. The items set forth on Schedule I hereto will qualify as “Eligible Collateral” for the party specified (with the respective Valuation Percentages set forth opposite such items in said Schedule).

(iii) Other Eligible Support. There shall be no “Other Eligible Support” for Party A for purposes of this Annex. There shall be no “Other Eligible Support” for Party B for purposes of this Annex, except that, although the parties intend that Transactions entered into under the Confirmation dated January 19, 2016 (as amended, supplemented, restated and otherwise modified and in effect from time to time, the “Subject Confirmation”) shall be subject to, and interpreted and performed in accordance with, the representations and warranties made in Clause 7 of the Subject Confirmation, in the event that any such Transaction is for any purpose deemed to be a loan made by Party A to Party B, any Reference Obligation (as defined in the Subject Confirmation) held by any Citibank Holder (as defined in the Subject Confirmation) as a hedge for any Transaction and all proceeds thereof shall be deemed to be Other Eligible Support and Other Posted Support.

(iv) Thresholds.

(A) “Independent Amount” shall mean, (x) with respect to Party A and with regard to any Transaction, zero and, (y) with respect to Party B and with regard to any Transaction, the amount specified as such in the relevant Confirmation.

(B) “Supplemental Independent Amount” shall mean, (x) with respect to Party A and with regard to any Transaction, zero and, (y) with respect to Party B and with regard to any Transaction, the amount specified as such in the relevant Confirmation.

(C) “Threshold” shall mean, with respect to both Party A and Party B, zero.

(D) “Minimum Transfer Amount” for purposes of computing a Delivery Amount pursuant to Paragraph 3(a) and a Return Amount pursuant to Paragraph 3(b), as of any date shall be USD250,000.

(E) Rounding. The Delivery Amount and the Return Amount will not be rounded.

(c) Valuation and Timing.

(i) “Valuation Agent” means Party A.

(ii) “Valuation Date” means each Local Business Day.

(iii) “Valuation Time” means, with respect to the determination of Exposure, Value of Eligible Credit Support and Posted Credit Support, the close of business on the Local Business Day immediately before the Valuation Date or date of calculation, as applicable.

(iv) “Notification Time” means 10:00 a.m. New York time on a Valuation Date; provided, however, that, notwithstanding Paragraph 4(b) and any other terms in this Paragraph 13 that specify the time or date as of which transfers of Eligible Credit Support or Posted Credit Support are made upon demand, subject to Paragraph 4(a) and 5, if a demand for Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then the relevant Transfer shall be made not later than the close of business on the same Local Business Day as the date of demand, and if a demand is received after the Notification Time, then the relevant Transfer shall be made not later than the close of business on the Local Business Day following the same Local Business Day of the date of demand.

(d) Conditions Precedent and Secured Party’s Rights and Remedies. Each Termination Event specified below with respect to a party will be a “Specified Condition” for that party (the specified party being the Affected Party if a Termination Event or Additional Termination Event occurs with respect to such party):

	Party A	Party B
Illegality	[ ]	[ ]
Tax Event	[ ]	[ ]
Tax Event Upon Merger	[ ]	[ ]
Credit Event Upon Merger	[X]	[X]
Additional Termination Events specified in the Schedule to this Agreement	[X]	[X]

(e) Substitution. “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(f) Dispute Resolution.

(i) “Resolution Time” means 1:00 p.m., New York time, on the Local Business Day following the date on which notice is given that gives rise to a dispute under Paragraph 5.

(ii) Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support will be calculated as follows:

The Value of Posted Credit Support consisting of Cash shall be the amount thereof.

(iii) Alternative. The provisions of Paragraph 5 will apply as amended by deleting Paragraphs 5(1) and 5(2) in their entirety and replacing them with the following:

“”(1) the Disputing Party will notify the other party and the Valuation Agent (if the Valuation Agent is not the other party) not later than the close of business on (X) the date that the Transfer is due in respect of such Delivery Amount or Return Amount in the case of (I) above, or (Y) the Local Business Day following the date of Transfer in the case of (II) above,

(2) subject to Paragraph 4(a), the appropriate party will Transfer the undisputed amount to the other party not later than the close of business on (X) the date that the Transfer is due in respect of such Delivery Amount or Return Amount in the case of (I) above, or (Y) the Local Business Day following the date of Transfer in the case of (II) above.”

(g) Holding and Using Posted Collateral.

(i) Eligibility to Hold Posted Collateral; Custodians.

(A) With respect to Party A as Secured Party: Party B’s custodian will be entitled to hold Posted Collateral Transferred to Party A as Secured Party; provided that Party A is not a Defaulting Party. Any custodian selected to act as Party B’s custodian shall be a Qualified Institution, and all Posted Collateral held by such custodian shall be held only in the United States.

With respect to Party B as Secured Party: Party B will not be entitled to hold Posted Collateral except through a Custodian acceptable to Party A in the reasonable exercise of its discretion. Any such Custodian shall be a Qualified Institution.

(B) Any Eligible Collateral, including as applicable securities, financial assets, funds Cash and other property credited thereto from time to time, Transferred by Party B as Pledgor shall be transferred to the Account (the “Collateral Account”) established under and as defined in the account control agreement dated as of the date hereof, among Party A (as Secured Party), Party B (as Pledgor), and Citibank, N.A. (as Custodian), and attached hereto as Exhibit I (the “Account Control Agreement”), provided that such Account Control Agreement shall provide that Cash credited to the Collateral Account be invested overnight in money market funds if and to the extent agreed by Party A and Party B. Except as otherwise provided in such Account Control Agreement, Party B will at all times cause Party A to have “control” (as such term is defined in Section 9-104 of the Uniform Commercial Code as in effect in the State of New York) over said Account.

(C) The Collateral Account (and all assets credited thereto) shall constitute Posted Collateral Transferred to or received by Party A as Secured Party, and Eligible Collateral Transferred by Party B as Pledgor, for all purposes of this Annex including, without limitation, Paragraph 2. For the avoidance of doubt, references in this Annex to Posted Collateral or Posted Credit Support “held by the Secured Party” shall be deemed to also refer to Posted Collateral or Posted Credit Support, as applicable, held at the Custodian pursuant to this Paragraph 13(g).

(D) In the event that Party B’s Custodian ceases to be a Qualified Institution or Party B otherwise wishes to have another Qualified Institution serve as custodian, then such Posted Collateral shall be Transferred to another Qualified Institution selected by Party B, subject to the entry by Party A, Party B and such successor custodian into an agreement in substantially the form of Exhibit I hereto.

(E) “Qualified Institution” shall mean: a trust company or commercial bank (a) with trust powers, organized under the laws of the United States of America or any state thereof, and subject to supervision or examination by federal or state authority, having a combined capital and surplus of at least $500,000,000; and (b) having general unsecured short-term obligations rated at least “P-1” by Moody’s or “A-2” by S&P or have outstanding long term unsecured unsubordinated debt securities rated at least “Baa2” by Moody’s or “BBB” by S&P.

(ii) Use of Posted Collateral. Paragraph 6(c) shall not apply to either party. Solely with respect to Independent Amounts, in the event of a conflict between this Paragraph 13(g)(ii) and any other provision relating to Independent Amounts, including any separate segregation election, such other provision shall prevail.

(h) Distributions and Interest Amount.

(i) Interest Rate. With respect to (x) Cash held by Party A (or by Party B’s Custodian for the benefit of Party A) as Secured Party, zero and (y) Cash held by Party B as Secured Party, the “Interest Rate” with respect to U.S. Dollars will be the “Federal Funds Rate”, set forth in H.15 (519) for that day opposite the caption “Federal Funds (Effective).” If on any day such rate is not yet published in H.15 (519), the rate for such day will be the rate set forth in Bloomberg Screen page FEDL01<INDEX><HP><GO> for that day under the caption “FED FUNDS EFFECTIVE”, or such other rate as may be agreed by the parties. For this purpose “H.15 (519)” shall have the meaning specified in the Annex to the 2000 Definitions as published by the International Swaps and Derivatives Association, Inc.

(ii) Transfer of Interest Amount. Transfers of any Interest Amount with respect to either party as Secured Party will be made in arrears on the last Local Business Day of each calendar month.

(iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will not apply.

(iv) Negative Interest Amount. If an Interest Amount transferable by the Secured Party to the Pledgor in accordance with Paragraph 6(d)(ii) is a negative number (either due to a quoted negative Interest Rate or by operation of a negative spread and/or margin (howsoever called) that is expressed to be applied to the Interest Rate), then the Interest Amount required to be transferred by the Transferee will be deemed to be zero and the Transferor will instead transfer to the Transferee, on such date, the absolute value of such negative Interest Amount as calculated (each such Interest Amount, a “Negative Interest Amount”). Such transfer of a Negative Interest Amount shall not be subject to the requirement that it should not result in the creation or increase in a Delivery Amount. Party A may purposively construe certain technical provisions of this Annex in order to give overriding effect to and accommodate the provisions set out herein.

(i) Additional Representations.

(i) Notwithstanding anything to the contrary contained herein, (“X”) shall be the beneficial owner, within the meaning of the U.S. tax laws, of any securities it shall Transfer as collateral to the other party (“Y”) pursuant to the terms hereof.

(ii) X shall promptly provide to Y, upon written request, any tax documentation reasonably requested by Y to allow Y to make gross interest payments to X in respect of any Posted Collateral Transferred to Y pursuant hereto.

(j) Other Eligible Support and Other Posted Support.

(i) “Value” with respect to Other Eligible Support and Other Posted Support shall not be applicable.

(ii) “Transfer” with respect to Other Eligible Support and Other Posted Support shall not be applicable.

(k) Demands and Notices.

All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Annex, provided, that the address for Party A for such purposes shall be:

Citibank, N.A.

Collateral Management Group

499 Washington Blvd., 7th Floor

Jersey City, NJ 07310

Telephone no. (212) 816-8090

Email: derivatives.margin@citi.com;

and the address for Party B for such purposes shall be:

Cheltenham Funding LLC

c/o FS Investment Corporation IV

201 Rouse Boulevard

Philadelphia, PA 19112

Attention: Edward T. Gallivan, Jr.

Phone: 215-220-4531

Fax: 215-222-4649

Email: credit.notices@fsinvestments.com

With copy to:

GSO Capital Partners

345 Park Ave.,

New York, NY 10154

Attention: Angelina Perkovic

angelina.perkovic@gso.com

Phone: 212-503-2146

Fax: 212-503-6921

- and -

Alice Taormina

alice.taormina@gsocap.com

Phone: 212-503-2148

(l) Accounts

All Transfers of Eligible Collateral for the benefit of Party A as Secured Party shall be made to the Collateral Account.

All Transfers of Posted Credit Support to Party B shall be made to the following account:

To an account at a commercial bank located in the

United States of America most recently

identified for such purpose

by Party B in a notice in Party A

(m) Other Provisions.

(i) Actions Hereunder. Either party may take any actions hereunder, including liquidation rights, through its Custodian or other agent.

(ii) Events of Default. Paragraph 7(i) shall be amended and restated in its entirety as follows: “(i) that party fails (or fails to cause its Custodian) to make, when due any Transfer of Eligible Collateral, Posted Collateral or the Interest Amount as applicable, required to be made by it and that failure continues for one Local Business Day after notice of that failure is given to that party;”

(iii) Local Business Day. Notwithstanding anything to the contrary contained herein, Local Business Day shall, in addition to any other meaning specified herein, include a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York.

(iv) Conflicts. For the avoidance of doubt and notwithstanding Paragraph 1(a) of this Annex to the contrary, in the event of any conflict between the elections made in this Paragraph 13 and any definitions amended in or added to Paragraph 12 that specifically refer to, limit, alter or condition elections made in Paragraph 13, such amended or added definitions will prevail.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Annex as of the date first above written.

CITIBANK, N.A.		CHELTENHAM FUNDING LLC

By:	/s/ Jennifer Suarez Jankes	By:	/s/ Edward T. Gallivan, Jr.
	Name: Jennifer Suarez Jankes		Name: Edward T. Gallivan, Jr.
	Title: Vice President		Title: Chief Financial Officer

Credit Support Annex – Signature Page

Schedule I

	Party A	Party B	Valuation Percentage
Cash	X	X	100%

Exhibit I

Account Control Agreement